Exhibit 99.1

Consent of Director Nominee

Osmotica Pharmaceuticals plc is filing a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with its initial public offering of ordinary shares. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a person about to become a director of Osmotica Pharmaceuticals plc in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Fred G. Weiss
Name: Fred G. Weiss